EXHIBIT 99.2

PCHI RECEIVES COURT APPROVAL OF PLAN OF REORGANIZATION, PAVING THE WAY FOR EMERGENCE

Company to Exit Chapter 11 with Strengthened Financial Position, Including Nearly $1 Billion Debt Reduction

Party City Store Portfolio Optimized as Company Leads as One-Stop-Shop for All Things Celebration

WOODCLIFF LAKE, N.J., September 6, 2023 – Party City Holdco Inc. (“PCHI” or the “Company”), a global leader in the celebrations industry, announced today that it has received approval from the U.S. Bankruptcy Court for the Southern District of Texas of its Plan of Reorganization, paving the way for the Company to emerge from Chapter 11 on stronger financial footing.

Under the Plan, PCHI will exit with a substantially strengthened capital structure and improved liquidity, helping to ensure the Company is best equipped to continue to execute on its strategy and further enhance its market leadership as the go-to destination for all things celebration. Specifically, the Plan provides for PCHI’s debt to be reduced by nearly $1 billion upon emergence. PCHI will move forward with a more profitable Party City store footprint, consisting of nearly 800 locations nationwide, after negotiating improved lease terms and exiting less productive locations during the Chapter 11 process.

“Today’s Plan approval is an important milestone in completing our financial restructuring and successfully positioning PCHI for the future,” said Brad Weston, Chief Executive Officer of PCHI. “With our debt substantially reduced and Party City store portfolio optimized, we will emerge better positioned to advance our strategic priorities, continue to innovate and elevate the consumer experience, and pursue new growth opportunities. We thank our team members, retail and wholesale customers, suppliers, and landlords for their support and collaboration during this process, and we are excited to build on PCHI’s proud history as the leader in the celebrations space.”

Under the terms of the approved Plan, PCHI is expected to emerge with new shareholders, including the members of the ad hoc group of holders of the Company’s senior secured first lien notes who supported the restructuring. The Plan provides for a new exit ABL facility of $562 million and a fully backstopped $75 million new money investment to fund distributions and payment of administrative claims under the Plan as well as the Company’s operations upon emergence.

Additional Information

Court filings and other documents related to the Company’s financial restructuring are available at https://cases.ra.kroll.com/PCHI. Suppliers with questions can call a dedicated hotline at (888) 905-0493 (toll-free) or +1 (646) 440-4580 (international) or email PCHIInquiries@ra.kroll.com.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel, Moelis & Company LLC is serving as investment banker, AlixPartners, LLP is serving as financial advisor, and A&G Realty Partners is serving as real estate advisor to the Company.

Davis Polk & Wardwell LLP is serving as legal counsel and Lazard Frères & Co. is serving as investment banker to the Ad Hoc Group.

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About Party City Holdco Inc.

Party City Holdco Inc. (PCHI) is a global leader in the celebrations industry, with its offerings spanning more than 70 countries around the world. PCHI is also the largest vertically integrated designer, manufacturer, distributor, and retailer of party goods in North America.

PCHI operates across multiple businesses within its Retail Division and Consumer Products Division. On the retail side, Party City (partycity.com) is the leading omnichannel retailer in the celebrations category, operating more than 800 company-owned stores, franchise stores, and Halloween City (halloweencity.com) seasonal pop-up stores. The Consumer Products Division includes design and manufacturing entities Amscan, an industry leader in celebration décor, tableware, costumes, and accessories, and Anagram, the global market leader in foil balloons.

PCHI is headquartered in Woodcliff Lake, N.J. with additional locations throughout the Americas and Asia.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements in this press release can be identified by the use of forward-looking terms such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “estimates,” “should,” “would,” “anticipates,” “plans” or other comparable terms. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company does not undertake any obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in results of operations and liquidity, changes in general U.S. or international economic or industry conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the date of this press release. You should not rely on forward-looking statements as predictions of future events. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the bankruptcy petitions, including but not limited to, the Company’s ability to become a privately held company, as well as other risk factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company therefore cautions readers against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Media Contact

Kekst CNC

Sherri L. Toub / Wendi Kopsick

PCHIMediaInquiries@kekstcnc.com

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